Exhibit 99.1

For Immediate Release

Vivos Therapeutics to Launch MyoCorrect Orofacial Myofunctional Therapy Service

Vivos to offer MyoCorrect via telemedicine for all Vivos-trained clinicians to use as therapeutic protocol in tandem with the Vivos System

HIGHLANDS RANCH, Colo., March 30, 2021 – Vivos Therapeutics, Inc. (the “Company” or “Vivos”) (NASDAQ: VVOS), a medical technology company focused on developing and commercializing innovative treatments for patients suffering from sleep-disordered breathing, including mild-to-moderate obstructive sleep apnea (OSA), today announced that it will launch a new service called MyoCorrect, where trained therapists will provide Vivos-trained providers access to orofacial myofunctional therapy (OMT) via telemedicine technology as a component to OSA treatment using the Company’s Vivos System.

Vivos expects to see additional revenue from its new MyoCorrect service in the form of increased Vivos System cases and fees charged for the service. Vivos believes the MyoCorrect service will become an important value-added component in the treatment of OSA using the Vivos System. Vivos further believes that offering OMT as a service will provide Vivos with an additional competitive advantage in the OSA treatment marketplace.

OMT therapists work to strengthen and improve function in the muscles of the lips, tongue, cheeks and face and their related roles in breathing, sucking, chewing, swallowing, and some aspects of speech. Research has shown OMT to be an effective component of OSA treatment. Vivos plans to make the MyoCorrect protocol available as a component of the Vivos System and will actively integrate training and implementation protocols for Vivos trained dentists to utilize the MyoCorrect therapy.

Vivos-trained dentists who have actively incorporated OMT into their Vivos System treatment protocols report four primary benefits: (1) higher case acceptance, (2) better patient compliance, (3) shorter treatment times, and (4) improved clinical outcomes. However, due to scarcity of trained OMT therapists in many areas and other factors, too few dentists and patients have been able to access this important adjunctive therapy. MyoCorrect will provide every Vivos dentist with immediate and easy access via telemedicine to this valuable clinical resource at an attractive price point.

“The launch of this new service is an important step for Vivos as we continue to offer what we believe are the best therapeutic options available for patients who suffer from sleep disordered breathing and the most prevalent forms of obstructive sleep apnea. We believe we will be able to leverage our current infrastructure and growing dentist network for rapid deployment and adoption of the MyoCorrect OMT therapy,” said Kirk Huntsman, Vivos’ Chairman and CEO. “As Vivos- trained dentists come to experience the ways in which OMT can enhance their Vivos System case outcomes, we expect the adoption rate of MyoCorrect as an integral part of the Vivos System to rise. As that happens, the revenue contributions of MyoCorrect to Vivos in the form of increased Vivos System sales as well as fees charged for the OMT service could be significant.”

“We look forward to rolling out MyoCorrect across our network in the coming months,” continued Huntsman. “We believe this clinical enhancement to our flagship Vivos System treatment for mild-to-moderate OSA will work synergistically within the emerging Vivos dental sleep medicine ecosystem. This ecosystem features extensive clinical training through the Institute for Craniofacial Sleep Medicine, Vivos AireO2 practice management software, Vivos Airway Intelligence Services, Vivos Billing Intelligence Services, VivoScore diagnostic devices powered by SleepImage, our proprietary Vivos System oral appliance therapy, and multi-disciplinary collaboration between physicians and Vivos dentists through the growing network of Vivos-trained dentist offices and Pneusomnia clinics.”

The launch of MyoCorrect follows the acquisition by Vivos of certain assets from and the entry into related agreements with MyoCorrect, LLC and its affiliates. MyoCorrect, LLC is a healthcare provider based in New York that specializes in the delivery of OMT via telemedicine.

About Vivos Therapeutics, Inc.

Vivos Therapeutics Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative treatments for adult patients suffering from sleep-disordered breathing, including mild-to-moderate obstructive sleep apnea (OSA) that are provided through appropriately licensed providers. The Vivos treatment for mild-to-moderate OSA involves customized oral appliances and protocols called the Vivos System. Vivos believes that its Vivos System oral appliance technology represents the first clinically effective non-surgical, non-invasive, non-pharmaceutical and cost-effective solution for people with mild-to-moderate OSA. Vivos oral appliances have proven effective in over 15,000 patients treated worldwide by more than 1,200 trained dentists. Combining technologies and protocols that alter the size, shape and position of the tissues of a patient’s upper airway, the Vivos System opens airway space and significantly reduce symptoms and conditions associated with mild-to-moderate OSA. The Vivos System has been shown to significantly lower Apnea Hypopnea Index scores and improve other conditions associated with mild-to-moderate OSA. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using the Vivos System.

For more information, visit www.vivoslife.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and the statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, particularly with respect to the public offering described herein. Words such as “may”, “should”, “expects”, “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon a number of assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including the results of the Company’s new OMT service described herein and its impact on the Company’s results of operations) may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Investor Relations Contact:

Edward Loew

Investor Relations Officer

(602) 903-0095

ed@vivoslife.com

Media Relations Contact:

Caitlin Kasunich / Jenny Robles

KCSA Strategic Communications

(212) 896-1241 / (212) 896-1231

ckasunich@kcsa.com / jrobles@kcsa.com